Exhibit 5.1

Brookfield Asset Management	Email CLangley@applebyglobal.com
Reinsurance Partners Ltd.
73 Front Street	Direct Dial +1 441 298 3202
Hamilton Bermuda
HM 11

Appleby Ref
450036.0001/CL//MEB/AK

18 May 2021
Ladies and Gentlemen

Bermuda Office Appleby (Bermuda) Limited Canon’s Court 22 Victoria Street PO Box HM 1179 Hamilton HM EX Bermuda Tel +1 441 295 2244 Fax +1 441 292 8666 applebyglobal.com	Brookfield Asset Management Reinsurance Partners Ltd.
We have acted as legal advisers as to matters of Bermuda law to Brookfield Asset Management Reinsurance Partners Ltd., an exempted company incorporated in Bermuda (Company). We have been requested to render this opinion in connection with the filing by the Company and Brookfield Asset Management Inc. (BAM) of:
	1.	a registration statement on Form F-1 (File Nos. 333-254942 and 333-254942-01) (as may be amended, the Registration Statement) filed with the Securities and Exchange Commission (SEC) pursuant to the U.S. Securities Act of 1933, as amended (Securities Act), relating to the issuance of the aggregate of up to 10.9 million class A exchangeable limited voting shares, $40.00 par value per share, of the Company (Shares), which will be distributed (Special Distribution) to the holders of class A limited voting shares of BAM; and
	2.	the prospectus contained in the Registration Statement (as may be amended, the Prospectus).

For the purposes of this opinion we have examined and relied upon the documents listed (which in some cases, are also defined) in the Schedule to this opinion (Documents).

ASSUMPTIONS

In stating our opinion we have assumed:

Appleby (Bermuda) Limited (the Legal Practice) is a limited liability company incorporated in Bermuda and approved and recognised under the Bermuda Bar (Professional Companies) Rules 2009. “Partner” is a title referring to a director, shareholder or an employee of the Legal Practice. A list of such persons can be obtained from your relationship partner	1.	the authenticity, accuracy and completeness of all Documents submitted to us as originals and the conformity to authentic original Documents of all Documents submitted to us as certified, conformed, notarised or photostatic copies;

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2.	the genuineness of all signatures on the Documents;

3.	the authority, capacity and power of persons signing the Documents;

4.	that any representation, warranty or statement of fact or law, other than the laws of Bermuda made in any of the Documents, is true, accurate and complete;

5.	that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would have any implication in relation to the opinions expressed herein;

6.	the accuracy, completeness and currency of the records and filing systems maintained at the public offices where we have searched or enquired or have caused searches or enquiries to be conducted, that such search and enquiry did not fail to disclose any information which had been filed with or delivered to the relevant body but had not been processed at the time when the search was conducted and the enquiries were made, and that the information disclosed by the Company Search and the Litigation Search is accurate and complete in all respects and such information has not been materially altered since the date and time of the Company Search and the Litigation Search;

7.	that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by any actions taken by the Company in connection with the Registration Statement or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under, the Registration Statement is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction; and

8.	any amendment to the Registration Statement and the Prospectus is properly authorized by the Company and the terms and transactions contemplated by any such amendment adopted would not be inconsistent with the Resolutions and the terms and transactions contemplated by the Prospectus and the Registration Statement as of the date hereof.

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OPINION

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

1.	The Company is an exempted company limited by shares and incorporated and existing under the laws of Bermuda. The Company possesses the capacity to sue and be sued in its own name and is in good standing under the laws of Bermuda.

2.	The issue of the Shares by the Company pursuant to the Special Distribution has been duly authorized by all necessary corporate action on the part of the Company and when issued pursuant to the Special Distribution, pursuant to the terms of the Resolutions and in accordance with the terms and conditions referred to or summarized in the Prospectus and the Registration Statement (including any documents incorporated by reference therein) and the Constitutional Documents (defined below), the Shares to be issued by the Company will be validly issued, fully paid and non-assessable Shares of the Company.

RESERVATIONS

We have the following reservations:

1.	We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the courts of Bermuda at the date hereof.

2.	Where an obligation is to be performed in a jurisdiction other than Bermuda, the courts of Bermuda may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of such other jurisdiction.

3.	Any reference in this opinion to Shares being “non-assessable” shall mean, in relation to fully-paid Shares of the Company and subject to any contrary provision in any agreement in writing between the Company and the holder of such Shares, that: no holder shall be obliged to contribute further amounts to the capital of the Company, either in order to complete payment for their Shares of the Company, to satisfy claims of creditors of the Company, or otherwise.

4.	In opinion 1 above, the term “good standing” means only that the Company has received a Certificate of Compliance from the Registrar of Companies in Hamilton, Bermuda which confirms that it has neither failed to make any filing with any Bermuda governmental authority nor to pay any Bermuda government fee or tax, which might make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda.

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5.	With respect to opinion 2, we have relied upon statements and representations made to us in the Secretary Certificate and Officer’s Certificate provided to us by an authorised officer of the Company for the purposes of this opinion. We have made no independent verification of the matters referred to in the Secretary Certificate or Officer’s Certificate, and we qualify such opinions to the extent that the statements or representations made in the Secretary Certificate or Officer’s Certificate are not accurate in any respect.

6.	In order to issue this opinion we have remotely received the Company Search and Litigation Search as referred to in the Schedule to this opinion and have not enquired as to whether there has been any change since the date of receipt thereof.

7.	In order to issue this opinion we would typically conduct a search of the entries and filings shown in respect of the Company on the files maintained in the Register of Companies at the office of the Registrar of Companies in Hamilton, Bermuda and in the Cause and Judgement Book of the Supreme Court maintained at the Registry of the Supreme Court in Hamilton, Bermuda. However, due to the situation with coronavirus COVID-19, our protocols prevent us from carrying out those searches.

DISCLOSURE

This opinion is addressed to you in connection with the registration of the Shares with the SEC and is not to be used, quoted or relied upon for any other purpose. We consent to the filing of this opinion as an exhibit to the Registration Statement of the Company and further consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement and Prospectus.

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This opinion is governed by and is to be construed in accordance with Bermuda law. Further, this opinion speaks as of its date and is strictly limited to the matters stated in it and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

Yours faithfully

/s/ Appleby (Bermuda) Limited

Appleby (Bermuda) Limited

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SCHEDULE

1.	Copies of the Certificate of Incorporation, Memorandum of Association and Bye-Laws of the Company (collectively, Constitutional Documents).

2.	A search of the entries and filings shown and available for inspection in respect of the Company in the register of charges and on file of the Company maintained in the register of companies at the office of the Registrar of Companies in Hamilton, Bermuda, as revealed by an electronic company extract prepared by the Registrar of Companies on 14 May 2021 (Company Search).

3.	Due to the situation with COVID-19, the Registry of the Supreme Court is closed. We are therefore relying on an electronic record of the Cause and Judgment Book which is updated by electronic records of the Cause and Judgment Book distributed by the Supreme Court to law firms at 3pm each Tuesday and Friday. We last received such update on 14 May 2021 reflecting the Cause and Judgement Book of the Supreme Court maintained at the Registry of the Supreme Court in Hamilton, Bermuda as at 12 May 2021 (Litigation Search).

4.	Copies of extracts of minutes of meetings of the board of directors of the Company held on 16 May 2021 (Resolutions).

5.	Copy of a secretary certificate dated 18 May 2021 and signed by the secretary of the Company in respect of the Resolutions (Secretary Certificate).

6.	Copy of an officer’s certificate dated 18 May 2021 and signed by an officer of the Company in respect of the Shares (Officer’s Certificate).

7.	Certificate of Compliance dated 14 May 2021 in respect of the Company issued by the Registrar of Companies.

8.	Copy of the Registration Statement.

9.	Copy of the Prospectus.

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